EXHIBIT 15.1

We consent to the incorporation by reference in Registration Statements Nos. 333-85090, 333-108896, 333-110486, 333-131315, 333-141640, 333-148747, 333-163196, 333-169389, 333-169491, 333-171912, 333-178166, 333-181805 and 333-195200 on Form F-3, and Nos. 33-80947, 333-06482, 333-11720, 333-83204, 333-107943, 333-117565, 333-138837, 333-147071, 333-153710, 333-166428, 333-174276, and 333-178167 on Form S-8, of our reports dated March 4, 2015, relating to the consolidated financial statements of Tower Semiconductor Ltd. (the "Company") and the effectiveness of the Company’s internal control over financial, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014.

/s/ Brightman Almagor Zohar &Co

Brightman Almagor Zohar &Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
May 14, 2015